Exhibit 99.1
VYNE Therapeutics Reports Year-End 2020 Financial Results and Provides Business Update

Conference call and live webcast to discuss financial results and new FMX114 program in atopic dermatitis today, Thursday, March 4, 2021, at 8:30 am Eastern Time

BRIDGEWATER, N.J., March 4, 2021 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2020 and provided a corporate update.

“We continue to make progress in the trial and utilization of our two commercially launched products, driving market share in the acne and rosacea categories,” said David Domzalski, Chief Executive Officer of VYNE. “Our R&D team has made significant strides in developing our investigational product pipeline, having successfully advanced FCD105, our minocycline-adapalene combination product candidate for moderate-to-severe acne, which we anticipate commencing a Phase 3 program later this year. Additionally, we are excited about the pre-clinical data and prospects of our newest candidate FMX114, our pan-JAK / sphingosine-1 phosphate receptor modulator combination topical gel product candidate for the potential treatment of mild-to-moderate atopic dermatitis, which we plan to take into a Phase 2a study in the third quarter of this year with anticipated top line results by the end of this year. Finally, we have strengthened our balance sheet and expect to have sufficient cash to fund our operating expense and capital requirements through the end of 2022.”

Fourth Quarter and Recent highlights:
•ZILXI® (minocycline) topical foam, 1.5%, for the treatment of inflammatory lesions of rosacea in adults, launched and became available in pharmacies nationwide on October 1st.
◦First minocycline product of any form to be approved by the U.S. Food and Drug Administration (“FDA”) for use in rosacea.
•Long-term safety and efficacy data for ZILXI published in the Journal of Clinical and Aesthetic Dermatology.
◦ZILXI demonstrated a favorable safety and tolerability profile for up to 52 weeks of treatment.
◦Efficacy of ZILXI continued to improve for an additional 40 weeks of treatment after an initial treatment period of 12 weeks.
•Held an end-of-Phase 2 meeting with the FDA establishing the key elements of the Phase 3 program to support a New Drug Application (“NDA”) for FCD105 (3% minocycline/0.3% adapalene foam).
◦FCD105 is designed to be the first minocycline-based combination product for the potential treatment of moderate-to-severe acne vulgaris.
◦Agreement with the FDA to conduct two identical 12-week, double-blind Phase 3 efficacy and safety studies (TRILOGY-1 and TRILOGY-2) and submit data from one 40-week open-label Phase 3 safety study (TRILOGY-3) which the FDA agreed to accept after the NDA has been submitted.
•FDA approved AMZEEQ® (minocycline) topical foam, 4% label update including new information indicating the low propensity of Propionibacterium acnes (more commonly known as P. acnes) to develop resistance to minocycline.
•Listing of another U.S. patent in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) for AMZEEQ, expiring in September 2037.
•VYNE was added to the Nasdaq Biotechnology Index.
•Announced plans to develop FMX114, a fixed combination of tofacitinib and fingolimod in a topical gel for the potential treatment of mild-to-moderate atopic dermatitis (“AD”).
◦FMX114 will be evaluated in a Phase 2a proof of concept study expected to begin in 3Q 2021.
•Received approximately $81.0 million in net proceeds from November 2020 through January 2021, consisting of approximately $46.7 million in net proceeds from a registered direct offering on January 28, 2021, $26.3 million in net proceeds through the Company's at-the-market equity offering program between January 1, 2021 through January 25, 2021, and $8.0 million in net proceeds through the Company's at-the-market equity offering program during the fourth quarter of 2020. Effective as of January 25, 2021, the Company terminated the sales agreement related to the at-the-market equity offering program.
•Executed a 1-for-4 reverse stock split of the Company’s common stock on February 12, 2021.
1

Financial Performance (in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Revenues	$4,286	$135	$20,993	$443
Net Loss	$(23,181)	$(37,820)	$(255,568)	$(95,178)
Diluted Net Loss per Share	$(0.55)	$(4.17)	$(7.88)	$(11.22)
Adjusted Net Loss*	$(18,127)	$(32,911)	$(96,296)	$(90,265)
Adjusted Diluted Net Loss per Share*	$(0.43)	$(3.63)	$(2.97)	$(10.64)
Adjusted EBITDA*	$(16,974)	$(32,319)	$(91,950)	$(89,759)
* See “Note Regarding the Use of Non-GAAP Financial Measures” elsewhere in this earnings release.
Financial Results for the Year Ended December 31, 2020
Revenues
Revenues totaled $21.0 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, our revenue consisted of $10.2 million of product sales, primarily associated with AMZEEQ and ZILXI, which were launched in January 2020 and October 2020, respectively, $10.0 million of license revenue, and $0.8 million of royalty revenue. For the year ended December 31, 2019, revenues consisted solely of royalty revenues.

The increase in license revenue for the year ended December 31, 2020 as compared to license revenue for the year ended December 31, 2019 was due to the upfront payment received under the license agreement with Cutia Therapeutics (HK) Limited for the marketing and sale of our topical minocycline products in Greater China.
Cost of Goods Sold
Cost of goods sold was $1.4 million for the year ended December 31, 2020. There was no cost of goods sold in the year ended December 31, 2019 because the revenues in that period consisted solely of royalties, which do not bear related cost of goods sold.
Research and Development Expenses
Our research and development expenses for the year ended December 31, 2020 were $43.5 million, representing a decrease of $7.7 million, or 15.0%, compared to $51.2 million for the year ended December 31, 2019. Clinical and manufacturing expense for AMZEEQ and ZILXI decreased as both products were commercialized in 2020. The Phase 2 clinical trial for FCD105 concluded in April 2020, resulting in a decrease in expense during the second half of the year. This was offset by an increase in clinical costs related to serlopitant and employee-related expenses of $12.4 million, including $3.8 million related to severance expenses payable to our former employees, and share-based compensation of $3.1 million.
Selling, General and Administrative Expenses
Our selling, general and administrative expenses for the year ended December 31, 2020 were $89.5 million, representing an increase of $44.4 million, or 98%, compared to $45.1 million for the year ended December 31, 2019. Employee-related expenses increased primarily due to the expansion of our employee base, including sales force to support the growth of our operations. As result of the merger with Foamix, we incurred $4.7 million of severance expense, $7.7 million of additional selling, general and administrative expenses, and $9.9 million of share-based compensation. In addition, sales and marketing expenses increased due to the commercialization of AMZEEQ and ZILXI.

Goodwill and in-process research and development impairments
Goodwill and in-process research and development impairments for the year ended December 31, 2020 were $54.3 million. There were no impairments for the year ended December 31, 2019. In the year ended December 31, 2020, we recorded impairments of $4.5 million for goodwill and $49.8 million for in process research and development due to the failed clinical trials for serlopitant for the treatment of pruritus associated with prurigo nodularis.

CSR Remeasurement
For the year ended December 31, 2020 we incurred $84.7 million of expense due to the remeasurement of the CSR to fair value which was driven by the result of the failed serlopitant trials. At the time of our merger transaction with Foamix, we entered into a contingent stock right agreement that called for the issuance of additional shares of our common stock to legacy Foamix shareholders upon negative data from both Phase 3 serlopitant trials. Since the trials did not meet the endpoints outlined per the agreement, the contingent stock rights were remeasured, resulting in an expense of $84.7 million for the year ended December 31, 2020.

Total operating expenses adjusted for stock based compensation, CSR remeasurement, impairments and loss from sale and disposal of fixed assets*
Set forth below is a presentation of our total operating expenses for the three months and year ended December 31, 2020, adjusted to exclude certain non-cash expenses incurred during the period. The adjustments below reflect non-cash expenses that we incurred during the periods, mainly as a result of the merger transaction and the failed Phase 3 trials for serlopitant. Non-cash expenses for the three months ended December 31, 2020 were $5.1 million, which included $3.0 million of share-based compensation expense and $2.1 million of loss from sale and disposal of fixed assets. Non-cash expenses for the year ended December 31, 2020 were $159.3 million, which included $84.7 million of contingent stock right remeasurement expense, $54.3 million in goodwill and in-process research and development impairments, $18.1 million of share-based compensation expense and $2.1 million of loss from sale and disposal of fixed assets. For the year ended December 31, 2020, $151.6 million of the total adjustments were incurred in the first half of 2020. We believe that the adjusted operating expenses are important measures as they better reflect the ongoing operations of the Company and exclude certain non-cash expenses.

(in thousands)	Reported for the three months ended December 31, 2020	Adjustments	Adjusted for the three months ended December 31, 2020
Research and development	7,838	(2,920)	4,918
Selling, general and administrative	17,903	(2,134)	15,769
Goodwill and in-process research & development	—	—	—
CSR remeasurement	—	—	—
Total operating expenses	$25,741	(5,054)	20,687

(in thousands)	Reported for the year ended December 31, 2020	Adjustments	Adjusted for the year ended December 31, 2020
Research and development	43,533	(6,847)	36,686
Selling, general and administrative	89,543	(13,354)	76,189
Goodwill and in-process research & development	54,345	(54,345)	—
CSR remeasurement	84,726	(84,726)	—
Total operating expenses	$272,147	$(159,272)	$112,875

* Adjusted results are non-GAAP financial measures. See "Note Regarding the Use of Non-GAAP Financial Measures" elsewhere in this earnings release.

Cash & Cash Equivalents
As of December 31, 2020, we had cash, cash equivalents, restricted cash and investments of $59.4 million. We believe that our cash and cash equivalents and investments as of December 31, 2020, net proceeds received from the registered direct offering and our “at-the-market” offerings in January 2021 and projected cash flows from revenues will provide sufficient resources for our current ongoing needs through the end of 2022.

Conference Call and Live Webcast
VYNE management will host a conference call and live webcast with slides today, Thursday, March 4, 2021, at 8:30 am Eastern Time to discuss the financial results and provide a business update. Dr. Iain Stuart, Chief Medical Officer of VYNE, will participate in the call to present pre-clinical data and outline development plans for FMX114 in AD.

Toll Free:	800-407-0784
International:	201-689-8560
Conference ID:	13715616
Webcast:	http://public.viavid.com/index.php?id=143225

Live Event Call me™ Link:
•https://callme.viavid.com/?callme=true&passcode=13715616&h=true&info=company-email&r=true&B=6
•Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ link for instant telephone access to the event.
•Call me™ link will be made active 15 minutes prior to scheduled start time.
A replay of the call will be archived on the Company’s website at www.vynetherapeutics.com promptly after the conference call.

Note Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information to measure operating performance, including, among others, Adjusted Total Operating Expenses, Adjusted Net Loss, Adjusted Diluted Net Loss per Share and Adjusted EBITDA. The Company believes that its presentation of such non-GAAP measures provides useful information to management and investors regarding its financial condition and operations. Specifically, these measures exclude, among other things, share-based compensation, CSR remeasurement and impairments of intangible assets. The Company does not believe that such expenses accurately reflect the Company's ongoing operations, and the Company does not expect to incur similar expenses in future periods. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company has provided required reconciliations to the most comparable GAAP measures elsewhere in the document.

ZILXI and AMZEEQ Important Safety Information
Indications

ZILXI® (minocycline) topical foam, 1.5% is for the treatment of adults with pimples and bumps caused by a condition called rosacea. It is not known if ZILXI is safe and effective in children.

AMZEEQ® (minocycline) topical foam, 4% is for the treatment of pimples and red bumps (non-nodular inflammatory lesions) that happen with moderate to severe acne in patients 9 years age and older. It is not known if AMZEEQ is safe and effective in children under 9 years of age or older.

ZILXI and AMZEEQ are both topical forms of the antibiotic minocycline and are available by prescription only. ZILXI and AMZEEQ are for use on skin only (topical use). ZILXI and AMZEEQ are not for use in the mouth, eyes or vagina.

ZILXI and AMZEEQ should not be used for the treatment of infections.

Important Safety Information

•ZILXI or AMZEEQ should not be used in people who are allergic to ZILXI, AMZEEQ, or any tetracycline medicine. Use of ZILXI or AMZEEQ should be stopped right away if a rash or other allergic symptom occurs.
•ZILXI or AMZEEQ should not be used in women who are pregnant, may become pregnant or are nursing. If a woman becomes pregnant while using ZILXI or AMZEEQ, she should talk to her doctor. Tetracycline medicine when taken by mouth during pregnancy, infancy and/or childhood up to the age of 8 years may permanently discolor teeth (yellow-gray-brown) and may slow the growth of bones.
•ZILXI and AMZEEQ are flammable and fire, flame, and smoking must be avoided when applying and right after applying ZILXI or AMZEEQ.
•People should protect their skin from the sun while using ZILXI or AMZEEQ and avoid sunlight or artificial sunlight such as sunlamps or tanning beds. Use of ZILXI or AMZEEQ should be stopped if skin is sunburned.
•When taken by mouth, minocycline may cause feelings of lightheadedness, dizziness or spinning. People should not drive or operate dangerous machinery if they have these symptoms.

ZILXI and AMZEEQ are both topical foams that contain minocycline, a tetracycline medicine. They are not taken by mouth. However, tetracyclines, when taken by mouth (capsules or tablets), may cause serious side effects, including: diarrhea which may be caused by an infection and cause watery or bloody stools; loss of appetite; tiredness; yellowing of the skin or eyes (jaundice); bleeding more easily than normal; confusion; sleepiness; vision changes, including blurred vision, double vision, or permanent vision loss; unusual headaches; fever; rash; joint pain; body weakness; discoloration or darkening of the skin, scars, teeth, or gums. People should call their doctor right away if these side effects occur.

The most common side effect of ZILXI is diarrhea. The most common side effect of AMZEEQ is headache.

These are not all of the possible side effects for ZILXI or AMZEEQ. People should contact their doctor for medical advice about side effects and be sure to tell their doctor about all of their medical conditions and medicines they take before using ZILXI or AMZEEQ.

People are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Please see full Prescribing Information for ZILXI and AMZEEQ.
About VYNE Therapeutics Inc.
VYNE's mission is to improve the lives of patients by developing proprietary, innovative and differentiated therapies in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, VYNE is working to develop and commercialize a variety of solutions using its topical formulation capabilities, including its proprietary Molecule Stabilizing Technology (MST)™, and has received FDA approval for AMZEEQ® (minocycline) topical foam, 4%, and for ZILXI® (minocycline) topical foam, 1.5%. For more information about our approved products, please see AMZEEQ’s Full Prescribing Information at AMZEEQ.com and ZILXI’s Full Prescribing Information at ZILXI.com.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com or follow VYNE on Twitter. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:
Joyce Allaire
LifeSci Advisors, LLC
646-889-1200
jallaire@lifesciadvisors.com

Andrew Saik
Chief Financial Officer
VYNE Therapeutics
908-731-6180
Andrew.Saik@vynetx.com
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development and commercialization of VYNE’s products and product candidates, including FCD105 and FMX114, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the COVID-19 pandemic and its impact on our business operations and liquidity, including our ability to progress a preclinical or clinical trial; adverse events associated with the development and commercialization of our product candidates and approved products; the outcome and cost of pre-clinical and clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s pre-clinical and clinical trials are not sufficient to support registration or marketing approval of product candidates; the outcome of pricing, coverage and reimbursement negotiations with third party payors for AMZEEQ, ZILXI or any other products or product candidates that VYNE may commercialize in the future; whether, and to what extent, third party payors impose additional requirements before approving AMZEEQ and ZILXI prescription reimbursement; the eligible patient base and commercial potential of AMZEEQ, ZILXI or any of VYNE’s other products or product candidates; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; additional competition in the acne and dermatology markets; risks related to our indebtedness; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees; volatility in our stock price may result in rapid and substantial increases or decreases in our stock price that may or may not be related to our operating performance or prospects; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

VYNE THERAPEUTICS INC.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	December 31	December 31
	2020	2019
Assets
Current Assets:

Cash and cash equivalents	$57,563	$43,759
Restricted cash	855	825
Short-term bank deposits	—	12,102
Investment in marketable securities	1,027	16,246
Restricted investment in marketable securities	—	434
Trade receivables, net of allowances	15,819	135
Prepaid and other assets	4,591	1,557
Inventory	7,404	1,356
Total Current Assets	87,259	76,414

Non-current Assets:

Property and equipment, net	555	2,885
Operating lease right-of-use assets	1,583	1,694
Other	4,345	166
Total Non-current Assets	6,483	4,745

Total Assets	$93,742	$81,159

VYNE THERAPEUTICS INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(U.S. dollars in thousands, except per share data)
(Unaudited)

	December 31	December 31
	2020	2019
Liabilities and shareholders’ equity
Current Liabilities:

Trade payables	$4,780	$19,352
Accrued expenses	11,452	3,381
Employee-related obligations	4,360	5,231
Operating lease liabilities	757	1,092
Other	104	270
Total Current Liabilities	21,453	29,326

Long-term Liabilities:

Liability for employee severance benefits	312	424
Operating lease liabilities	853	653
Long-term debt	33,174	32,725
Other liabilities	457	456
Total Long-term Liabilities	34,796	34,258
Total Liabilities	56,249	63,584
Commitments and Contingencies	—	—
Shareholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; no shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Common stock: $0.0001 par value; 75,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; 43,205,221 and 9,120,078 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	4	1
Additional paid-in capital	603,685	328,156
Accumulated deficit	(566,196)	(310,587)
Accumulated other comprehensive income	—	5
Total Shareholders' Equity	37,493	17,575
Total Liabilities and Shareholders’ Equity	$93,742	$81,159

VYNE THERAPEUTICS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31		Year ended December 31
	2020	2019	2020	2019
Revenues
Product sales	$4,106	$—	$10,202	$—
License revenues	—	—	10,000	—
Royalty revenues	180	135	791	443
Total Revenues	4,286	135	20,993	443

Cost of goods sold	534	—	1,392	—

Operating Expenses:
Research and development	7,838	15,346	43,533	51,202
Selling, general and administrative	17,903	22,220	89,543	45,114
Goodwill and in-process research & development impairments	—	—	54,345	—
Contingent Stock Right Remeasurement	—	—	84,726	—
Total Operating Expenses	25,741	37,566	272,147	96,316
Operating Loss	21,989	37,431	252,546	95,873
Interest Expense	1,161	592	4,390	921
Other expense (income), net	31	(203)	(1,110)	(1,440)
Loss Before Income Tax	23,181	37,820	255,826	95,354
Income Tax (Benefit) Expense	—	—	(258)	(176)
Net Loss	$23,181	$37,820	$255,568	$95,178

Loss per share basic and diluted	$0.55	$4.17	$7.88	$11.22

Weighted average shares outstanding - basic and diluted	42,232	9,076	32,418	8,485

VYNE THERAPEUTICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)
(Unaudited)

	Year ended December 31
	2020	2019
Cash Flows From Operating Activities:
Net Loss	$(255,568)	$(95,178)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	341	350
Goodwill and in-process research & development impairments	54,345	—
Contingent stock right remeasurement	84,726	—
Loss from disposal and sale of fixed assets		18
Changes in marketable securities and bank deposits, net	(142)	(357)
Changes in accrued liability for employee severance benefits, net of retirement fund profit	(112)	57
Stock-based compensation	18,100	4,895
Non-cash other income, net	(542)	140
Changes in operating assets and liabilities, net of effects of businesses acquired:
(Increase) decrease in trade receivables, prepaid and other assets	(17,138)	373
Increase in other non-current assets	(4,171)	(131)
(Decrease) increase in accounts payable and accruals	(12,975)	18,053
Increase in inventory	(6,048)	(1,356)
Increase (decrease) in other liabilities	1	(258)
Net cash used in operating activities	(137,082)	(73,394)
Cash Flows From Investing Activities:
Purchase of fixed assets	(113)	(1,058)
Proceeds from sale of fixed assets	—	40
Investment in marketable securities	—	(44,964)
Cash acquired through merger	38,641	—
Proceeds from sale and maturity of marketable securities and bank deposits	50,579	87,851
Net cash provided by investing activities	89,107	41,869
Cash Flows From Financing Activities
Proceeds from exercise of options and issuance of shares under the employee shares purchase plan	310	365
Withholding tax from net exercise of restricted share units	(141)	(32)
Proceeds from issuance of common stock, net of issuance costs	61,639	13,714
Proceeds from debt financing and issuance of warrants, net of issuance costs	—	33,903
Net cash provided by financing activities	61,808	47,950
Increase in cash, cash equivalents and restricted cash	13,833	16,425
Effect of exchange rate on cash, cash equivalents and restricted cash	1	41
Cash, cash equivalents and restricted cash at beginning of the year	44,584	28,118
Cash, cash equivalents and restricted cash at end of the year	$58,418	$44,584
Cash and cash equivalents	$57,563	$43,759
Restricted cash	855	825
Total cash, cash equivalents and restricted cash shown in statement of cash flows	$58,418	$44,584
Supplementary information on investing and financing activities not involving cash flows:
Cashless exercise of warrants and restricted stock units	*	$11
Issuance of shares under employee stock purchase plan	$387	$284
Additions to operating lease right of use assets	$1,350	$1,175
Additions to operating lease liabilities	$1,350	$1,175

Supplemental disclosure of cash flow information:
Interest received	$102	$1,359
Interest paid	$3,941	$802

Fair value of assets acquired	$117,270	$—
Less liabilities assumed	5,827	—
Net acquired (See “Note 3- Business combination”)	111,443	—
Less cash acquired	38,641	—
Merger net of cash acquired	$72,802	$—

*    Represents an amount less than one thousand

Non-GAAP Financial Measures
The following tables reconcile non-GAAP financial measures presented in this press release or that may be presented on the Company’s conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but rather in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of these non-GAAP measures to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for the three months and year ended December 31, 2020. In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2019 period in the reconciliation tables below.
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP)
The following table provides a reconciliation of Net loss (GAAP) to Adjusted EBITDA (non-GAAP) for the three months and years ended December 31, 2020 and 2019 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net loss (GAAP)	(23,181)	(37,820)	(255,568)	(95,178)
Income tax expense (benefit)	—	—	(258)	(176)
Interest expense, net	1,066	498	4,263	332
Depreciation and amortization	87	94	341	350
EBITDA (non-GAAP)	(22,028)	(37,228)	(251,222)	(94,672)

Share based compensation expense	2,953	4,891	18,100	4,895
Loss from sale and disposal of fixed assets	2,101	18	2,101	18
Goodwill and in-process research & development impairments	—	—	54,345	—
Contingent Stock Right Remeasurement	—	—	84,726	—
Adjusted EBITDA (non-GAAP)	(16,974)	(32,319)	(91,950)	(89,759)

Reconciliation of Net Loss and Adjusted Net Loss (non-GAAP)
The following tables provide detailed reconciliations of various other income statement data between GAAP and non-GAAP amounts for the three months and years ended December 31, 2020 and 2019 (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net Loss (GAAP)	(23,181)	(37,820)	(255,568)	(95,178)
Share based compensation expense	2,953	4,891	18,100	4,895
Loss from sale and disposal of fixed assets	2,101	18	2,101	18
Goodwill and in-process research & development impairments	—	—	54,345	—
Contingent Stock Right Remeasurement	—	—	84,726	—
Adjusted Net Loss (non-GAAP)	(18,127)	(32,911)	(96,296)	(90,265)

Research and development expense (GAAP)	7,838	15,346	43,533	51,202
Share based compensation expense	(819)	(1,563)	(4,746)	(1,564)
Loss from sale and disposal of fixed assets	(2,101)	(18)	(2,101)	(18)
Adjusted Research and development expense (non-GAAP)	4,918	13,765	36,686	49,620

Selling, general and administrative expense (GAAP)	17,903	22,220	89,543	45,114
Share based compensation expense	(2,134)	(3,329)	(13,354)	(3,331)
Adjusted Selling, general and administrative expense (non-GAAP)	15,769	18,891	76,189	41,783

Total Operating Expenses (GAAP)	25,741	37,566	272,147	96,316
Share based compensation expense	(2,953)	(4,891)	(18,100)	(4,895)
Loss from sale and disposal of fixed assets	(2,101)	(18)	(2,101)	(18)
Goodwill and in-process research & development impairments	—	—	(54,345)	—
Contingent Stock Right Remeasurement	—	—	(84,726)	—
Adjusted Total Operating Expenses	20,687	32,657	112,875	91,403

Total Operating Loss (GAAP)	(21,989)	(37,431)	(252,546)	(95,873)
Share based compensation expense	2,953	4,891	18,100	4,895
Loss from sale and disposal of fixed assets	2,101	18	2,101	18
Goodwill and in-process research & development impairments	—	—	54,345	—
Contingent Stock Right Remeasurement	—	—	84,726	—
Adjusted Total Operating Loss (non-GAAP)	(16,935)	(32,522)	(93,274)	(90,960)

Net loss per common share - basic and diluted (GAAP)	(0.55)	(4.17)	(7.88)	(11.22)
Share based compensation expense	0.07	0.54	0.56	0.58
Loss from sale and disposal of fixed assets	0.05	—	0.06	—
Goodwill and in-process research & development impairments	—	—	1.67	—
Contingent Stock Right Remeasurement	—	—	2.62	—
Adjusted Net loss per share - basic and diluted (non-GAAP)	(0.43)	(3.63)	(2.97)	(10.64)
Weighted average number of common shares outstanding - basic and diluted	42,232	9,076	32,418	8,485